Exhibit 99.1

Alliqua BioMedical, Inc. Receives Extension from Nasdaq to Regain Compliance with Minimum Bid Price Requirement

YARDLEY, Pa., April 12, 2017 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced that the Listing Qualifications Department of the Nasdaq Stock Market has granted the Company an additional 180 calendar day period, or until October 9, 2017, to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market.

Alliqua had previously submitted a written notice to the Listing Qualifications Department requesting an additional 180 calendar day period to regain compliance with the minimum bid price requirement, and announcing its intention to regain compliance during this period by effecting a reverse stock split, if necessary.

Background:

Nasdaq Listing Rule 5550(a)(2) requires companies on The Nasdaq Capital Market to maintain a minimum bid price of US $1.00 per share. Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if a company’s shares trade below $1.00 for a period of 30 consecutive business days. When a company fails to meet the minimum bid requirement, Listing Rule 5810(c)(3)(A) provides a compliance period of 180 calendar days, during which a company may regain compliance. Compliance with the minimum bid price can be achieved during any compliance period if the closing bid price of a company’s security is at least $1.00 for a minimum of ten consecutive business days

On October 12, 2016, Alliqua received a letter from the Listing Qualifications Department of the Nasdaq Stock Market indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market. The Company was provided with an initial compliance period of 180 calendar days, or until April 10, 2017, to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

A second 180 day period compliance period may be granted by Nasdaq if the Company (i) meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market (except for the minimum bid price requirement) and (ii) provides written notice of its intention to cure the deficiency during the second 180-day compliance period.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and InterfylTM. The Company also markets its UltraMIST® Therapy System, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. In addition to these technologies, Alliqua markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com